Exhibit 2

                              VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement"), dated as of August 8, 2002, by and between Honeywell International Inc., a Delaware corporation ("Honeywell"), and the individuals and entities listed on Schedule A hereto (collectively, the "Stockholders").

                                  RECITALS
                                  --------

     A. Honeywell, UTAH, Inc., a Delaware corporation (the "Company"), and certain subsidiaries of the Company are entering into an Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement") providing for the sale by the Company to Honeywell of certain assets of the Company, on the terms set forth therein.

     B. As of the date of this Agreement, the Stockholders own beneficially or of record the number of shares of Common Stock of the Company ("Company Common Stock") and the number of shares of Series A Convertible Preferred Stock of the Company ("Company Preferred Stock") set forth opposite their respective names on Schedule A (the Company Common Stock, Company Preferred Stock and Stock Options (as defined below) owned by each Stockholder are referred to herein as such Stockholder's "Owned Shares"). Schedule A also sets forth the number of options and/or warrants (the "Stock Options") to purchase Company Common Stock held by each such Stockholder.

     C. As an inducement and a condition to Honeywell's willingness to enter into the Asset Purchase Agreement, the Stockholders are entering into this Agreement.

     D. Capitalized terms not defined herein shall have the meanings set forth in the Asset Purchase Agreement.

     E. This Agreement and the Asset Purchase Agreement are being entered into simultaneously.

     NOW, THEREFORE, in consideration of the execution and delivery by Honeywell of the Asset Purchase Agreement and the mutual covenants, conditions and agreements contained herein and therein, and intending to be legally bound hereby, the parties agree as follows:

          1. Voting Agreement. Each Stockholder agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company (a "Company Stockholders' Meeting"), however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company, he or it shall (i) appear at the meeting or otherwise cause his, her or its Owned Shares, together with any Company Common Stock and any Company Preferred Stock acquired by the Stockholder after the date of this Agreement whether upon the exercise of Stock Options or otherwise (the Stockholder's acquired shares, together with the Stockholder's Owned Shares, are referred to herein as the Stockholder's "Shares"), to be counted as present thereat for purposes of establishing a quorum, (ii) vote, or execute consents in respect of, his, her or its Shares, or cause his, her or its Shares to be voted, or consents to be executed in respect thereof, in favor of the approval and adoption of the Asset Purchase Agreement, and any action required in furtherance thereof and (iii) vote, or execute consents in respect of, his, her or its Shares, or cause his, her or its Shares to be voted, or consents to be executed in respect thereof, against (A) any agreement or transaction relating to any Takeover Proposal or transaction or occurrence that if proposed and offered to the Company or its stockholders (or any of them) would constitute a Takeover Proposal (collectively, "Alternative Transactions"), (B) any amendment of the Company's Certificate of Incorporation or By-laws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated by the Asset Purchase Agreement or this Agreement or to deprive Honeywell of any material portion of the benefits anticipated by Honeywell to be received from the consummation of the transactions contemplated by the Asset Purchase Agreement or this Agreement, or change in any manner the voting rights of the Company Common Stock or the Company Preferred Stock (collectively, "Frustrating Transactions") presented to the Stockholders of the Company (regardless of any recommendation of the Board of Directors of the Company) or in respect of which vote of consent of the Stockholder is requested or sought and (C) any action or agreement that would result in a breach in any material respect of any representation, warrant, covenant or agreement or any other obligation of the Company under the Asset Purchase Agreement or of the Stockholder hereunder. Notwithstanding anything to the contrary herein, but subject to the terms and conditions of the Asset Purchase Agreement, any Stockholder who is an officer or director of the Company may take any action in such capacity required by his fiduciary duties under Delaware law.

          2. Irrevocable Proxy. Solely with respect to the matters contained in clauses (i), (ii) and (iii) of Section 1 above, each of the Stockholders hereby irrevocably constitutes and appoints Honeywell as his, her or its attorney and proxy in accordance with Delaware General Corporation Law, with full power of substitution and resubstitution, to cause the Stockholder's Shares to be counted as present at any Company
Stockholders Meetings to vote his, her or its Shares at any Company Stockholders' Meeting, however called, and execute consents in respect of his, her or its Shares as and to the extent provided in Section 1. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to his, her or its Shares that he or it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted.

          3.   Representations  and  Warranties  of  Honeywell.   Honeywell
represents and warrants to the Stockholders as follows:

          (a) Corporate Status and Authority. Honeywell is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Honeywell and constitutes the legal, valid and binding obligation of Honeywell, enforceable against Honeywell in accordance with its terms except for the Enforceability Exceptions.

          (b) No Conflicts. The execution, delivery and performance of this Agreement by Honeywell, and the consummation of the transactions contemplated by this Agreement, do not and will not conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both), or result in the creation of any Lien upon any of the properties or assets of Honeywell, under: (i) any provisions of any of the charter, by-laws or other organization document of Honeywell, (ii) any statute, rule or regulation or judgment, order, decree, license, permit or other authorization of any court or other Governmental Authority applicable to Honeywell or any of its properties or assets, or (iii) any contract, agreement, or other instrument to which Honeywell is a party or by which its properties or assets may be bound, except, in the case of clauses (ii) and (iii), for conflicts, violations, breaches and defaults that, individually and in the aggregate, would not impair the ability of Honeywell to perform its obligations under this Agreement. No Consent is required on the part of Honeywell in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for Consents which, if not made or obtained, would not impair the ability of Honeywell to perform its obligations under this Agreement.

          (c) Brokers. All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried out without the intervention of any Person retained by Honeywell in such manner as to give rise to any valid claim against any Stockholder or any affiliate of any Stockholder for any brokerage or finder's commission, fee or similar compensation.

          4. Representations and Warranties of the Stockholders. Each Stockholder hereby severally and not jointly represents and warrants to Honeywell as follows:

          (a) Corporate Status and Authority. If the Stockholder is a corporation or other entity, the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Stockholder has the corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with its terms except for the Enforceability Exceptions.

          (b) Ownership of Shares; Voting Rights. The Stockholder owns, of record or beneficially, the Shares set forth opposite the Stockholder's name on Schedule A. Except as described on Schedule A, the Stockholder has sole voting power with respect to his, her or its Shares. Except pursuant to this Agreement or as set forth on Schedule A, the Stockholder's Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such Shares. The Shares set forth opposite the Stockholder's name on Schedule A are the only equity securities of the Company owned by the Stockholder. The Stockholder does not have any option or other right to acquire any equity securities of the Company other than the Stock Options set forth opposite the Stockholder's name on Schedule A.

          (c) No Conflicts. The execution, delivery and performance of this Agreement by the Stockholder, and the consummation of the transactions contemplated by this Agreement, do not and will not conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both), or result in the creation of any Lien upon any of the properties or assets of such Stockholder, under: (i) any provisions of any of the charter, by-laws or other organization document of such Stockholder, if applicable, (ii) any statute, rule or regulation or judgment, order, decree, license, permit or other authorization of any court or other Governmental Authority applicable to such Stockholder or any of its properties or assets, or (iii) any contract, agreement, or other instrument to which such Stockholder is a party or by which its properties or assets may be bound, except, in the case of clauses (ii) and (iii), for conflicts, violations, breaches and defaults that, individually and in the aggregate, would not impair the ability of the Stockholder to perform its obligations under this Agreement. No Consent is required on the part of the Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for Consents which, if not made or obtained, would not impair the ability of the Stockholder to perform its obligations under this Agreement.

          (d) Brokers. All negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried out without the intervention of any Person retained by the Stockholder in such manner as to give rise to any valid claim against Honeywell or any of its affiliates for any brokerage or finder's commission, fee or similar compensation.

          5. Stockholder Covenants. Each Stockholder hereby severally covenants and agrees as follows:

          (a) Each Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, (i) not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his or its Shares, provided, however, that such Stockholder may transfer, pledge, encumber, assign or otherwise dispose of his or its Shares as a gift, in which case, as a condition of the gift, the Stockholder must require the person to which any such Shares are to be transferred, pledged, encumbered, assigned or otherwise disposed of to agree in writing, pursuant to an agreement reasonably satisfactory to Honeywell to which Honeywell is an express third-party beneficiary, that with respect to such Shares such person shall be subject to the restrictions and obligations hereunder as if such person was a Stockholder hereunder, (ii) not to grant any proxies, powers of attorney or other authorization or consent, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares and (iii) not to take any action that would make any representation or warranty of such Stockholder contained in this Agreement untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing his, her or its obligations under this Agreement.

          (b) Such Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Honeywell of the number of new shares of capital stock of the Company acquired by such Stockholder, if any, after the date of this Agreement.

          (c) From the date hereof and continuing through the Closing Date, the Stockholder shall not, and shall not authorize any of its Representatives to, (i) directly or indirectly, initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal or Frustrating Transaction, (ii) directly or indirectly engage or participate in discussions or negotiations regarding or provide any information or data to any Person or otherwise cooperate in any way with, any Takeover Proposal or Frustrating Transaction, or (iii) execute or enter into any Acquisition Agreement with respect to any Takeover Proposal or Frustrating Transaction, except in each case to the extent such discussions or negotiations are participated in by the Stockholder solely in his capacity as a director of the Company in accordance with the terms of the Asset Purchase Agreement. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Stockholder shall be a breach of this Agreement by the Stockholder. The Stockholder shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other Persons conducted heretofore with respect to any Takeover Proposal and request the prompt return of all confidential information previously furnished.

          (d) Such Stockholder agrees not to engage in any action or omit to take any action which would have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement.

          (e) Such Stockholder shall, promptly following the date of this Agreement, authorize and request the Company to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting of the Shares). Such Stockholder shall cause the certificated Shares owned or acquired by him or it to have a legend placed conspicuously on such certificate to the following effect:

          The shares evidenced by this certificate are subject to a Voting Agreement dated August 8, 2002, entered into between the record owner of such shares and Honeywell International, Inc.

The Stockholder shall cause a counterpart of this Agreement to be deposited with the Company at its principal place of business or registered office where it shall be subject to the same right of examination by any stockholder of the Company, in person or by agent or attorney, as are the books and records of the Company.

          (f) Notwithstanding anything to the contrary in this Agreement, during the term of this Agreement, the Stockholders may collectively sell, in open market transactions on the Nasdaq National Market System, an aggregate number of shares of Company Common Stock equal to up to 400,000 shares of Company Common Stock, provided, however, that the Stockholders shall provide the Purchaser prompt written notice of each such sale.

          (g) Such Stockholder hereby irrevocably and unconditionally waives all of his, her or its rights under the second sentence of Section 4(j) of the Company's Certificate of Incorporation to the extent such sentence may apply to the transactions contemplated by the Asset Purchase Agreement.

          6. Termination. This Agreement shall be in effect until termination and this Agreement shall terminate (without further action on the part of any party hereto) automatically upon the earliest of (i) the consummation of the transactions contemplated by the Asset Purchase Agreement; (ii) the termation of the Asset Purchase Agreement for reasons other than those described in clause (iii) below; and (iii) thirty (30) days following the termination of the Asset Purchase Agreement pursuant to
Section 9.4(a)(ii), (iii) or (vi).

          7.   Miscellaneous.
               -------------

          (a) Fees and Expenses. Except as otherwise provided in the Asset Purchase Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

          (b) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          (c)  GOVERNING  LAW.  THIS  AGREEMENT  SHALL BE GOVERNED  BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

          (d) Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               If to a Stockholder:

               to the address set forth beneath
               the name of such Stockholder on
               Schedule A

               If to Honeywell:

               To the address set forth in the Asset Purchase Agreement

               With a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               350 South Grand Avenue, 32nd Floor
               Los Angeles, California  90071-3406
               Attention:  David K. Robbins, Esq.
               Facsimile:  (213) 473-2222

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

          (e) Assignment; Binding Effect; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement (including, without limitation, the obligations of each Stockholder under Sections 1 and 2 hereof) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, Honeywell may assign this agreement to one or more of its affiliates.

          (f) ENFORCEMENT. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT, SUBJECT TO THE NEXT SENTENCE, THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF SOLELY IN THE COURTS OF THE STATE OF DELAWARE, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND
(III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

          (g) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          (h) Further Assurances. Each party hereto shall perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.

          IN WITNESS WHEREOF, Honeywell and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                  HONEYWELL INTERNATIONAL INC.


                                  By: /s/ Daniel K. Clift
                                     ---------------------------------------
                                      Name:   Daniel K. Clift
                                      Title:  Director, Corp. Development


                                  VICTORIA AND EAGLE STRATEGIC FUND


                                  By: /s/ P. Marmont
                                     ---------------------------------------
                                      Name:   P. Marmont
                                      Title:  Director


                                   /s/ Nicklaus F. Zenger
                                  ------------------------------------------
                                  NIKLAUS F. ZENGER


                                  /s/ George K. Broady
                                  ------------------------------------------
                                  GEORGE K. BROADY

                                 SCHEDULE A


                                  COMPANY            COMPANY              STOCK
STOCKHOLDER                       COMMON STOCK       PREFERRED STOCK      OPTIONS      WARRANTS
-----------                       ------------       ---------------      -------      --------

Victoria and Eagle(1)             2,120,000          130,233              0            0
Strategic Fund
c/o Victoria and Eagle
Asset Management S.A.
via Nassa 33
Lugano, Switzerland

Niklaus F. Zenger                 17,700             32,559               0            0
Kanalstrasse 31
Glattbrugg, Switzerland

George K. Broady                  1,200,000          0                    795,851      200,000
c/o Ultrak, Inc.
1301 Waters Ridge Drive
Lewisville, Texas 75057
